SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549

                                 FORM 8-K

                              CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): May 13, 1997


                             The Chubb Corporation
            (Exact name of registrant as specified in its charter)



          New Jersey                    1-8661               13-2595722
 (State or other jurisdiction      (Commission File         (IRS Employer
      of incorporation)                Number)           Identification No.)

                             15 Mountain View Road
                                P. O. Box 1615
                                Warren, New Jersey            07061-1615
                              (Address of principal
                                executive offices)            (Zip Code)


Registrant's telephone number, including area code 908-903-2000


                                Not Applicable
         (Former name or former address, if changed since last report)


Item 2.           Acquisition or Disposition of Assets.

      On May 13, 1997, The Chubb Corporation (the "Corporation") completed the previously announced sale of all of the capital stock of Chubb Life Insurance Company of America ("Chubb Life"), a wholly owned subsidiary of the Corporation, to Jefferson-Pilot Corporation ("Jefferson-Pilot") for $875 million, consisting of a $100 million cash dividend from Chubb Life to the Corporation and $775 million in cash from Jefferson-Pilot. The sales price was determined through arm's-length negotiations between the Corporation and Jefferson-Pilot.

      The foregoing description of the terms of the transaction is qualified in its entirety by reference to the Stock Purchase Agreement dated as of February 23, 1997 between Jefferson-Pilot and the Corporation relating to the purchase and sale of 100% of the Common Stock of Chubb Life, which has been filed previously. A copy of the press release announcing the closing of the sale is filed as Exhibit 99.1 and is incorporated herein by reference.

      Certain statements in this report on Form 8-K and the exhibits hereto may be considered to be "forward looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995, such as statements that include the words or phrases "will likely result", "is expected to", "will continue", "is anticipated", "estimate", "project", "intends to" or similar expressions. In particular, this report and the exhibits hereto include forward looking statements relating to the Corporation's expectations of proceeds deployment. Such statements are subject to certain risks and uncertainties. The factors which could cause actual results to differ materially from those suggested by any such statements include, but are not limited to, those discussed or identified from time to time in the Corporation's public filings with the Securities and Exchange Commission and specifically to: risks or uncertainties associated with the Corporation's announced sales activities relating to portions of its non-property and casualty businesses and, more generally, to: general economic conditions including changes in interest rates and the performance of the financial markets, changes in domestic and foreign laws, regulations and taxes, changes in competition and pricing environments, regional or general changes in asset valuations, the occurrence of significant natural disasters, the inability to reinsure certain risks economically, the adequacy of loss reserves, as well as general market conditions, competition, pricing and restructurings.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a)     Financial Statements of Business Acquired.
        Not applicable.

(b)     Pro Forma Financial Information.

        The following unaudited pro forma adjustments would be made to the Corporation's historical consolidated balance sheet as of March 31, 1997 to reflect the effects of the sale of Chubb Life as if it had occurred as of March 31, 1997:

1. Cash, shown as a separate line item in the March 31, 1997 historical consolidated balance sheet, would become $848.5 million, an increase of $840.2 million, which represents the receipt of the proceeds of $875 million from the sale, reduced by the payment of federal income taxes and expenses related to the sale.

2. Net Assets of Discontinued Operations of $841.4 million, shown as a separate line item in the March 31, 1997 historical consolidated balance sheet, would be eliminated to reflect the disposal of Chubb Life's assets and liabilities.

3. The net Deferred Income Tax asset, shown as a separate line item in the March 31, 1997 historical consolidated balance sheet, would become $441.5 million, an increase of $17 million, which reflects a reduction in deferred tax liabilities due to the payment of income taxes in that amount related to the sale.

4.   Accrued Expenses and Other Liabilities, shown as a separate line item in the March 31, 1997 historical consolidated balance sheet, would become $1,162.6 million, an increase of $15.8 million, which represents certain liabilities of Chubb Life (principally retiree pension and postretirement benefits) retained by the Corporation.

      In the Corporation's historical consolidated statements of income for the year ended December 31, 1996 and the quarter ended March 31, 1997, Chubb Life was classified as discontinued operations. The estimated loss on the sale of Chubb Life was reflected in the December 31, 1996 historical consolidated statement of income as part of the results from discontinued operations. Accordingly, no pro forma adjustments would be necessary to reflect the sale of Chubb Life in the historical consolidated statements of income.

      The pro forma information does not include any adjustments to reflect the effects on income or earnings per share from the use of the $840.2 million net cash proceeds from the sale of Chubb Life.

      This unaudited pro forma financial information should be read in conjunction with the historical consolidated financial statements of the Corporation which are included in the Corporation's Form 10-K for the year ended December 31, 1996 and Form 10-Q for the quarter ended March 31, 1997. This unaudited pro forma financial information is not necessarily indicative of actual or future operating results or financial position that would have occurred or will occur as a result of the sale of Chubb Life.


(c) Exhibits.

      2.1 Stock Purchase Agreement dated as of February 23, 1997 between Jefferson-Pilot and the Corporation relating to the purchase and sale of 100% of the Common Stock of Chubb Life, incorporated by reference to Exhibit 2.1 of the registrant's Report to the Securities and Exchange Commission on Form 10-Q for the three months ended March 31, 1997.

      99.1 Press release dated May 13, 1997





                                SIGNATURES

               Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   The Chubb Corporation



Date: May 14, 1997                 By:  /s/  Robert Rusis
                                      -----------------------------
                                      Name:  Robert Rusis
                                      Title: Senior Vice President
                                             and General Counsel






                             INDEX TO EXHIBITS



Number                    Exhibit                         Page
------                    -------                         ----

2.1              Stock Purchase Agreement                  *

99.1             Press release dated May 13, 1997          6


* Incorporated by reference.